                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               HUFFY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               HUFFY CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                             HUFFY CORPORATION LOGO

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1999

To our Shareholders:

     It is a pleasure to invite you to attend your Company's 1999 Annual Meeting of Shareholders which will be held this year on Thursday, April 22, 1999, at 10:00 a.m., Eastern Daylight Time, in the Frederick C. Smith Auditorium at Sinclair Community College, 444 West Third Street, Dayton, Ohio.

     I hope you will be able to join us to review the year and see what the future holds for the Company. Prior to and immediately following the meeting, various company products and services will be exhibited. For your convenience, a map of the area and directions to the meeting are enclosed.

     If you plan to attend the meeting an admission ticket will be required and is attached to the proxy card. Please indicate the number attending from your immediate family. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     Formal Notice of the Meeting and Proxy Statement accompany this letter. Whether or not you plan to be at the meeting, it is important to exercise your right to vote. Please vote your preferences on the enclosed proxy card and sign, date and return it promptly in the envelope provided so that your shares will be represented. I look forward to seeing you at the meeting.

Sincerely,

/s/ Don R. Graber
Don R. Graber
Chairman of the Board

                             HUFFY CORPORATION LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1999

     The Annual Meeting of Shareholders of Huffy Corporation (the "Company"), an Ohio corporation, will be held in the Frederick C. Smith Auditorium, Sinclair Community College, Building 12, 444 W. Third Street, Dayton, Ohio 45402, on Thursday, April 22, 1999 at 10:00 a.m. (Eastern Daylight Time) for the following purposes:

     1. To elect three Directors to serve for terms of three years.

     2. To ratify the appointment of KPMG LLP as independent public accountants for 1999.

     3. To consider one shareholder proposal that has been presented to the Company for consideration by shareholders as properly may be brought before the Annual Meeting.

     4. To transact such other business as properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on February 26, 1999, are entitled to vote at the meeting or any adjournment(s) thereof.

                                                   By Order of the Board of
                                                   Directors

                                                   /s/ Nancy A. Michaud
                                                   Nancy A. Michaud
                                                   Secretary
Dayton, Ohio
March 5, 1999

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE TO SAVE THE COMPANY THE EXPENSE OF FOLLOW-UP LETTERS AND TELEPHONE CALLS.

                               HUFFY CORPORATION
                                 225 BYERS ROAD
                             MIAMISBURG, OHIO 45342

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1999

                                                                   MARCH 5, 1999

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Huffy Corporation (the "Company") to be used at the Annual Meeting of Shareholders to be held on April 22, 1999, and any adjournment(s) of such meeting. This Proxy Statement and the accompanying proxy card were first mailed to Shareholders on or about March 5, 1999. The Company will bear the cost of soliciting proxies and will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, Officers and employees of the Company may solicit proxies personally from some Shareholders if proxies are not received promptly. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for which the Company will pay fees estimated to total $5,000.

VOTING SECURITIES

     The authorized voting capital stock of the Company consists of 60,000,000 shares of Common Stock, $1.00 par value, of which there were 11,798,584 shares issued and outstanding as of February 26, 1999, which is the record date for the determination of the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder to one vote.

ACTIONS TO BE TAKEN BY HOLDERS OF PROXIES

     Unless otherwise directed by the person giving the proxy, all properly executed proxies will be voted: (1) for the election of Jack D. Michaels, James
F. Robeson and Patrick W. Rooney; (2) in favor of ratification of the appointment of KPMG LLP as independent public accountants for the Company for 1999; (3) against the shareholder proposal; and (4) at the discretion of the holders of the proxies, in the transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The holders of the proxies may, in their discretion, vote for substitute nominee(s) designated by the Board of Directors, or take other legally permissible action in the event that any nominee becomes unable to serve for any reason presently unknown.

     A proxy may be revoked at any time before exercise by written notice to the Company bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person in open meeting (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). Any written notice revoking a proxy should be sent to Huffy Corporation, 225 Byers Road, Miamisburg, Ohio 45342, Attention: Nancy A. Michaud, Secretary.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The Board of Directors of the Company recommends that three Directors be elected each for a three year term expiring in 2002. The Board of Directors of the Company currently has 9 Directors: three whose terms expire in 1999, three whose terms expire in 2000, and three whose terms expire in 2001. Jack D. Michaels, James F. Robeson and Patrick W. Rooney, whose terms expire in 1999, have each been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a three year term expiring in 2002.

     Under Ohio law, if a Shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the Annual Meeting, that such Shareholder desires the voting at the election of Directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary of the meeting or by or on behalf of the Shareholder giving such notice, then the Directors will be elected by cumulative voting. In such event, each Shareholder has the right to give one candidate a number of votes equal to the number of Directors then being elected multiplied by the number of such Shareholder's shares, or to distribute such Shareholder's votes on the same principle among two or more candidates. In the event that Directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the holders of the proxies intend to vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the holders may determine. Votes will be counted by Harris Trust and Savings Bank acting as the inspector of elections.

     Under Ohio law and the Company's Code of Regulations, the three nominees receiving the greatest number of votes shall be elected as Directors. Shares as to which authority to vote is withheld, abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

     The following table sets forth certain information as to each nominee for Director and each other person whose term of office as Director will continue after this Annual Meeting:

                                                                    SERVED AS
               NAME AND PRINCIPAL OCCUPATION                        DIRECTOR
                 FOR THE PAST FIVE YEARS(1)                   AGE     SINCE
------------------------------------------------------------  ---   ---------
                     NOMINEES FOR TERMS EXPIRING IN 2002

Jack D. Michaels, Chairman, President and Chief Executive     61      1993
  Officer of HON INDUSTRIES Inc. (manufacturer and marketer
  of metal and wood office furniture and pre-fabricated
  fireplaces/stoves) since 1995; prior thereto President and
  Chief Executive Officer of such company(2)

James F. Robeson, Vice Chairman of Roberds, Inc. (retailer    62      1994
  of a broad range of home furnishing products) since 1998;
  prior thereto Chief Executive Officer and President of
  Roberds, Inc. (retailer of a broad range of home
  furnishing products) from 1997 to July, 1998 and
  consultant to various distribution companies since 1993;
  prior thereto Herbert E. Markley Visiting Scholar in
  Business at Miami University since 1995(3)

Patrick W. Rooney, Chairman of the Board and Chief Executive  63      1995
  Officer of Cooper Tire & Rubber Company (manufacturer of
  tires and inner tubes for the automotive aftermarket, and
  engineered rubber products for the O.E.M. automotive
  industry) since 1998; prior thereto Chairman of the Board,
  President and Chief Executive Officer of such company
  since 1994(4)

                                                                    SERVED AS
               NAME AND PRINCIPAL OCCUPATION                        DIRECTOR
                 FOR THE PAST FIVE YEARS(1)                   AGE     SINCE
------------------------------------------------------------  ---   ---------
                    DIRECTORS WHOSE TERMS EXPIRE IN 2000

W. Anthony Huffman, retired from the Company and currently    56      1997
  President of Huffman Travel Limited (engaged in travel
  services) since 1997; prior thereto Vice
  President-Corporate Affairs of the Company from 1994 to
  1995

Donald K. Miller, President of Presbar Corporation (engaged   67      1988
  in private equity investing and investment banking) since
  1986; prior thereto Chairman of Greylock Financial Inc.
  since 1992; and Chairman and Chief Executive Officer of
  Thomson Advisory Group L.P. (now PIMCO Advisors Holdings
  L.P.) from 1990-1993 and Vice Chairman from 1993-1994(5)

Joseph P. Viviano, Vice Chairman of Hershey Foods             60      1996
  Corporation since 1999 (engaged in the manufacture,
  distribution and sale of consumer food products); prior
  thereto President and Chief Operating Officer of such
  company since 1994(6)

                    DIRECTORS WHOSE TERMS EXPIRE IN 2001

Don R. Graber, Chairman of the Board, President and Chief     55      1996
  Executive Officer of the Company since December, 1997;
  prior thereto President and Chief Operating Officer of the
  Company since July, 1996; prior thereto President of
  Worldwide Household Products Group and Group Vice
  President of The Black & Decker Corporation (engaged in
  the marketing and manufacture of products used in and
  around the home and for commercial applications) since
  1993(7)

Linda B. Keene, Vice President-Market Development of          47      1993
  American Express Financial Advisors since 1994 (engaged in financial advising services)

Thomas C. Sullivan, Chairman and Chief Executive Officer of   61      1995
  RPM, Inc. (manufacturer of specialty chemicals and
  coatings)(8)

---------------

 (1) Except as disclosed herein, no information is included in this Proxy Statement for any portion of a period in which a Director did not hold office as a Director of the Company.

 (2) Mr. Michaels is a Director of HON INDUSTRIES Inc. and Snap-On Tools, Inc.

 (3) Mr. Robeson is a Director of Roberds, Inc. and Moto Photo, Inc.

 (4) Mr. Rooney is a Director of Alltrista Corporation, Cooper Tire & Rubber Company, and Sky Financial Group, Inc.

 (5) Mr. Miller is a Director of Layne Christensen Company and RPM Inc.

 (6) Mr. Viviano is a Director of Chesapeake Corporation and Hershey Foods Corporation.

 (7) Mr. Graber is a Director of Precision Castparts Corporation.

 (8) Mr. Sullivan is a Director of Pioneer-Standard Electronics, Inc., RPM, Inc., and Kaydon Corporation.

MEETINGS BY, AND CERTAIN COMMITTEES OF, THE COMPANY'S BOARD OF DIRECTORS

     James F. Robeson (Chairman), Linda B. Keene and Donald K. Miller comprise the Audit Committee of the Board of Directors. The Audit Committee meets with the Company's independent public accountants, internal auditors, and financial management executives and reviews the scope and results of audits as well as recommendations made by the Company's auditors and executives with respect to internal accounting controls. During the last fiscal year, the Audit Committee met two times.

     Thomas C. Sullivan (Chairman), Patrick W. Rooney and Joseph P. Viviano comprise the Compensation Committee of the Board of Directors. The Compensation Committee sets salary and benefits policy, and determines compensation and benefit levels for the Company's Officers and certain other key employees. During the last fiscal year, the Compensation Committee met four times.

     Jack D. Michaels (Chairman), W. Anthony Huffman and Linda B. Keene comprise the Nominating and Governance Committee. This Committee seeks out and reviews the qualifications of possible candidates for Board membership. Shareholders may submit nominee recommendations, complete with qualifications, to any member of the Committee at any time. The Committee recommends to the Board of Directors candidates for election as Directors at annual meetings, candidates to fill vacancies on the Board, and candidates for Committees of the Board. The Committee also conducts the annual Chief Executive Officer and Board assessments. During the last fiscal year, the Committee met two times.

     During the last fiscal year, the Board of Directors met nine times. No Director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof during the time such person was a Director and member of any such Committee.

COMPENSATION OF DIRECTORS

     In 1998, the Company's non-employee Directors ("Outside Directors") received annual base compensation of $22,500. All Directors received additional compensation of $1,000 per Board meeting attended. The Chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee received additional compensation of $3,000 per year. Each Committee member (including the Chairman of the Committee) received $1,000 for each Committee meeting attended. Additionally, Directors received consulting fees of $500 for each half day of service provided outside their normal duties as Directors when such services were provided at the request of management of the Company and $500 for Board of Directors' visits to Company plant sites. Directors received $2,500 for attendance at Board of Directors' retreat meetings but such fee was in lieu of all meeting fees for Board and Committee meetings held during such retreat. Mr. Donald K. Miller received $37,500 for services rendered as a consultant to the Company in 1998. No Director who is an employee of the Company receives any compensation for services as a Director.

DIRECTOR PLANS

     Pursuant to the Company's 1998 Director Stock Option Plan (the "1998 Plan"), Outside Directors may elect to defer payment of their fees or take part or all of their annual base fees in the form of stock options. The 1998 Plan provides for the automatic grant of options to purchase 2,000 shares of the Company's Common Stock on the second business day after each Annual Meeting of Shareholders. Options are granted to Outside Directors at a purchase price equal to 100 percent of the fair market value of the Common Stock on the date of grant.

     In addition to options granted automatically every year, if an Outside Director files an irrevocable election with the Secretary of the Company prior to May 1 of any year and on such other date(s) as may be designated from time to time electing not to receive all or a portion of his or her annual base compensation to be earned in the following 12 month period beginning May 1 and ending April 30, then the Company shall grant options automatically on May 1 or such other dates, if applicable, to such Outside Director. The Company's policy is to encourage stock ownership and thus the formula used to determine the number of shares for which an option may be granted pursuant to such an election provides a premium for such deferrals and such formula is as follows:

    Portion of Annual Base
Compensation Not Received x 1.5   =   Number of Shares
 --------------------------
          Fair Market
       Value minus $1.00

     For the 12 month period beginning May 1, 1998, and ending April 30, 1999, Outside Directors have elected not to receive, in the aggregate, $123,250 of their annual base compensation and the Company granted options to them based on such elections in accordance with the 1998 Plan. The option price per share of the Common Stock covered by such options is $1.00.

     No options may be exercised until six months following the date upon which it was granted, except upon a change in control (as defined in the 1998 Plan), or due to retirement from the Board of Directors because of total and permanent disability, expiration of a Director's term of office, or otherwise in accordance with the current Board of Directors' policy or upon the death of the option holder. A notice to exercise an option must be accompanied by full payment of the purchase price for the Common Stock being purchased. The 1998 Plan is administered by a Committee consisting of not less than three Officers of the Company who are not entitled to participate in the 1998 Plan.

     In February, 1996, the Board of Directors discontinued the Directors' Retirement Plan, freezing retirement benefits for those Board members vested in such Plan through their current term. Under the Directors' Retirement Plan, each Outside Director who served as a member of the Board of Directors five years or more earned an annual retirement benefit of $5,000 plus $1,000 for each year of service as an Outside Director (prorated for partial years) in excess of five years service, not to exceed a maximum annual benefit of $10,000. Only one Outside Director has vested retirement benefits under such plan.

     The Board of Directors approved a policy on Director Ownership of Huffy Common Stock, effective April 17, 1998. This policy requires Outside Directors to acquire periodically and own up to 3,200 shares of Common Stock of the Corporation. Such ownership amounts are determined on the anniversary date of such Director's nomination to the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's shares of Common Stock reported to the Company as of January 2, 1999, for each Director and Nominee and for each of the Executive Officers named in the Summary Compensation Table (the "Named Executive Officers"), and for all Directors, Nominees and Executive Officers as a group. For purposes of the table, a person is considered to "beneficially own" any shares of Common Stock (i) over which the person exercises sole or shared voting or investment power or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days after January 2, 1999.

                                 AMOUNT AND
                                  NATURE OF
                                 BENEFICIAL
 NAME OF BENEFICIAL OWNER(1)    OWNERSHIP(2)
------------------------------  -------------
Stanley H. Davis..............       7,729(3)
Thomas A. Frederick...........      40,715(4)
Don R. Graber.................     160,136(5)
Timothy G. Howard.............      54,175(6)
W. Anthony Huffman............     146,079(7)
Linda B. Keene................       9,753(8)
Jack D. Michaels..............      11,068(9)
Nancy A. Michaud..............      33,279(10)
Donald K. Miller..............     180,352(11)
James F. Robeson..............      10,396(12)
Patrick W. Rooney.............       4,243(13)
Thomas C. Sullivan............      10,784(14)
Joseph P. Viviano.............      10,800(15)
All Directors, Nominees and
  Executive Officers,
  including Named Executive
  Officers, as a Group (13
  persons)....................     679,509

 (1) All shares are held with sole voting and sole investment power unless otherwise indicated in the footnotes below.
 (2)  Except for Don R. Graber, W. Anthony
      Huffman and Donald K. Miller whose Com-
      mon Stock ownership is 1.4 percent, 1.2
      percent, and 1.5 percent, respectively,
      no such beneficial owner owns more than
      one percent of the issued and
      outstanding shares of Common Stock of
      the Company. All Directors, Nominees and
      Executive Officers as a group own 5.8
      percent of the issued and outstanding
      shares of Common Stock of the Company as of January 2, 1999.
 (3)  Mr. Davis has shared investment power
      with respect to 100 shares held by his
      spouse. The total amount also includes
      4,129 shares as to which Mr. Davis holds options exercisable within 60 days.
 (4)  Mr. Frederick has shared voting and
      shared investment power with respect to
      7,833 shares held jointly with his
      spouse. The total amount also includes
      29,741 shares as to which Mr. Frederick
      holds options exercisable within 60
      days.
 (5)  Mr. Graber has shared investment power
      with respect to 1,000 shares held by his spouse. The total amount also includes
      126,666 shares as to which Mr. Graber
      holds options exercisable within 60
      days.
 (6)  Mr. Howard has shared voting and shared
      investment power with respect to 8,772
      shares held jointly with his spouse. The total amount also includes 36,829 shares as to which Mr. Howard holds options exercisable within 60 days.
 (7)  Mr. Huffman has sole voting and sole
      investment power with respect to 116,205 shares, of which 20,930 shares are held by him as custodian for his children.
      Mr. Huffman has shared investment power
      with respect to 975 shares held by his
      spouse. The total amount also includes
      28,899 shares as to which Mr. Huffman
      holds options exercisable within 60
      days.
 (8)  Ms. Keene has shared voting and shared
      investment power with respect to 2,128
      shares held jointly with her spouse. The total amount also includes 7,625 shares as to which Ms. Keene holds options exercisable within 60 days.
 (9)  The total amount also includes 7,868
      shares as to which Mr. Michaels holds
      options exercisable within 60 days.
(10)  Ms. Michaud has shared investment power
      with respect to 2,246 shares held by her spouse as trustee. The total also includes 24,408 shares as to which Ms.
      Michaud holds options exercisable within
      60 days.
(11)  Mr. Miller has sole voting and sole
      investment power with respect to 162,627 shares, of which 40,000 shares are held by him as custodian for his children.
      Mr. Miller has shared investment power
      with respect to 4,475 shares held by his spouse. The total amount also includes
      13,250 shares as to which Mr. Miller
      holds options exercisable within 60
      days.
(12)  Mr. Robeson has shared investment power
      with respect to 1,000 shares held by his spouse. The total amount also includes
      7,625 shares as to which Mr. Robeson
      holds options exercisable within 60
      days.
(13)  The total amount includes 2,000 shares
      as to which Mr. Rooney holds options
      exercisable within 60 days.
(14)  The total amount includes 3,534 shares
      as to which Mr. Sullivan holds options
      exercisable within 60 days.
(15) Mr. Viviano has shared voting and shared investment power with respect to 500 shares held jointly with his spouse. The total amount also includes 2,000 shares as to which Mr. Viviano holds options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to Shareholders known to the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                              AMOUNT
                               AND
                            NATURE OF
   NAME AND ADDRESS OF      BENEFICIAL   PERCENT OF
     BENEFICIAL OWNER       OWNERSHIP     CLASS(4)
--------------------------  ----------   ----------
David L. Babson and
Company, Inc.(1)
One Memorial Drive
Cambridge, Massachusetts
02142-1300                  1,193,500      10.14%

Neuberger Berman, LLC(2)
605 Third Avenue
New York, New York
10158-3698                  1,173,000       9.96%

Dimensional Fund
Advisors, Inc.(3)
1299 Ocean Avenue,
11th Floor
Santa Monica, California
96401                         726,950       6.17%

---------------

(1) This information is taken from the Schedule 13G, dated January 21, 1999, filed by David L. Babson and Company, Inc. with the Securities and Exchange Commission, which disclosed David L. Babson and Company, Inc. has sole voting power with respect to 1,193,500 shares, shared voting power with respect to 0 shares, sole investment power with respect to 1,193,500 shares, and shared investment power with respect to 0 shares.

(2) This information is taken from the Schedule 13G, dated February 10, 1999, filed by Neuberger Berman, LLC with the Securities and Exchange Commission, which disclosed Neuberger Berman, LLC has sole voting power with respect to 753,100 shares, shared voting power with respect to 0 shares, sole investment power with respect to 0 shares, and shared investment power with respect to 1,173,000 shares.

(3) This information is taken from the Schedule 13G, dated February 11, 1999, filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission which disclosed Dimensional Fund Advisors, Inc. has sole voting power with respect to 726,950 shares, shared voting power with respect to 0 shares, sole investment power with respect to 726,950 shares, and shared investment power with respect to 0 shares.

(4) Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

                        REPORT OF COMPENSATION COMMITTEE

     Decisions on compensation and stock options of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the "Committee") which is comprised of non-employee Directors.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Company's executive compensation program is designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock. This strategy is designed to attract and retain the best possible executive talent, to motivate these executives to achieve the Company's goals, to link executive and Shareholder interests, and to provide a compensation package that recognizes individual contributions as well as overall business results. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, other than that of Mr. Don R. Graber, the Chief Executive Officer, the Committee takes into account the views of Mr. Graber.

     The Committee compares the Company's executive compensation structure against those of other manufacturing businesses and retail service providers whose size is adjusted to that of the Company. The Committee believes that such manufacturing businesses and service providers generally represent the Company's most direct competitors for executive talent. The Committee's policy is to evaluate competitive base salary ranges and total compensation based on the 50th percentile level of total compensation paid by manufacturing businesses and service providers for comparable positions. The Company's actual overall executive compensation levels are below such 50th percentile levels. The Committee reviews competitive pay practices on an annual basis.

     The key elements of the Company's 1998 executive compensation program consist of Base Salary, the Annual Performance Incentive Plan, the Long-Term Incentive Plan and Stock Options.

In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. The Committee has reviewed Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deduction for certain executive compensation and, based on present levels of compensation, does not anticipate the loss of deductibility for any compensation paid over the next year.

BASE SALARY

     Base salary ranges for Executive Officers are determined by periodic recommendations (most recently in 1998) by an independent compensation consultant who evaluates the responsibilities of each such position, and compares the Company's salary level for the position to comparable positions at other manufacturing businesses and retail service providers nationwide. The Company's policy is to generally pay competitive base salaries by using the 50th percentile levels at manufacturing businesses and service providers for comparable positions as guidelines, and to review such salary levels annually. Annual salary adjustments within such base salary ranges are determined by evaluating the performance of the Executive Officer and the Executive Officer's current base salary as compared to 50th percentile competitive pay practices and the Company's overall annual salary increase budget. Performance of an Executive Officer is evaluated based upon the employee's accomplishment of his or her duties, objectives established by his or her supervisor (in the case of Mr. Graber by the Board of Directors), and general management abilities. Elected Chairman, President and Chief Executive Officer, in December, 1997, Mr. Graber's base salary was increased, effective January 1, 1998, to $500,000.

ANNUAL PERFORMANCE INCENTIVE PLAN

     Executive Officers may receive an annual bonus under the Annual Performance Incentive Plan based upon corporate and individual performance objectives established at the beginning of each year. The corporate performance measure for bonus payments in 1998 recommended and approved by the Committee and approved by the Board of Directors was based equally on return on average net assets ("RONA") and on earnings per share ("EPS"). In 1998, the performance measure was established to motivate management to continue the 1996 turnaround in RONA and EPS; in 1995, the Corporation had a RONA of 0 percent and a net loss per share of $0.78. For 1998, threshold, target and maximum level bonus on corporate performance would be achieved when RONA was at 6.5 percent, 7.7 percent, and 9.2 percent, respectively, and when EPS was at $0.78, $0.92 and $1.10, respectively (prior to reconfiguration charges). As approved by the Committee, the Executive Officers are eligible to earn annual incentive bonuses ranging from 7.5 percent to 12.5 percent (12.5 percent for Mr. Graber) of their annual base salaries at threshold level, from 30 percent to 50 percent (50 percent for Mr. Graber) of such salaries at target level; and from 60 percent to 100 percent (100 percent for Mr. Graber) of such salaries at maximum level, with 80 percent of the bonus based on corporate performance and 20 percent on individual personal objectives. Individual performance is based on achievement of personal objectives. Personal objectives are both qualitative, such as certain business strategy development and/or implementation, improved customer satisfaction, management effectiveness and personal development, and quantitative, such as achieving cost reduction, production and sales goals. In 1998, the Company reported a RONA of 7.1 percent and an EPS of $1.02 (both prior to reconfiguration charges). Based on these results, Mr. Graber was awarded a bonus of $311,600.

LONG-TERM INCENTIVE PLAN

     The Executive Officers participate in the Company's Long-Term Incentive Plan which is based on the Company's EPS, RONA and Total Shareholder Return ("TSR") during the period as compared to targets for each established by the Compensation Committee prior to the commencement of the award period. Under this plan, in 1998, Executive Officers are each eligible to earn awards ranging from
12.5 to 25 percent (25 percent for Mr. Graber) of their annual base salaries for threshold awards; 25 to 50 percent (50 percent for Mr. Graber) of such salaries for target awards; and 50 to 100 percent (100 percent for Mr. Graber) of such salaries for maximum awards. For 1998, threshold, target and maximum level awards required an EPS of $0.83, $0.92, and $1.06, respectively; RONA of 6.9 percent, 7.7 percent, and 8.9 percent, respectively; and TSR of 14.4 percent, 16 percent, and 18.4 percent, respectively (prior to reconfiguration charges). Awards earned for 1998 are payable in 1999. For 1998, EPS was $1.02, RONA was 7.1 percent and TSR was (8.5) percent (all prior to reconfiguration charges). For the award cycle beginning January 1, 1998, Mr. Graber received an award of $131,611 and for the award period beginning January 1, 1997 (which is payable in three installments), based on 1997 EPS of $.78 (including discontinued operations), Mr. Graber received the second one-third of a target award payment of $66,667.

STOCK OPTIONS

     Under the Company's 1998 Key Employee Stock Option Plan ("1998 Plan"), stock options may be granted by the Committee to the Company's Executive Officers and other key managers. The Committee sets guidelines for the size and frequency of stock option grants which grants are based upon the Executive Officers' performance and results achieved. In 1998, all such Officers were eligible for stock option awards. Stock options are granted to Executive Officers with an exercise price equal to the closing market price of the Common Stock on the date of grant and become exercisable in four equal, annual installments commencing one year from the date of grant. This approach is designed to motivate the creation of Shareholder value over the long term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation occurs. Mr. Graber received an initial grant of stock options in 1996 upon the commencement of his employment with the Corporation; in 1998, the Committee awarded Mr. Graber a subsequent grant of 155,000 options at $18.25 per share. As of January 2, 1999, Mr. Graber beneficially owned 160,136 shares of Common Stock.

     In order to align the interests of Shareholders and management, the Board of Directors approved an Executive Stock Ownership program in 1994, commencing in 1995, which sets guidelines for share ownership for Executive Officers and other key personnel. Under the guidelines, the Chief Executive Officer and all other Executive Officers are required to own Common Stock equal to 1.5 times (for the Chief Executive Officer) and 0.5 times their salaries (for all other Officers), with measured interim ownership goals to be attained over a ten year period. All Executive Officers currently exceed the applicable ownership requirement.

PERFORMANCE GRAPHS

     For the three year period beginning December 31, 1995 through December 31, 1998, Total Shareholder Return was 174 percent as reflected on the performance graph on page 13, contrasting favorably to the return reflected on the performance graph for the five year period beginning December 31, 1993. This dramatic improvement in Total Shareholder Return is the result of corporate strategies which were implemented beginning in 1995.

     Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and returns to Shareholders, a policy the Committee intends to continue.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)

Patrick W. Rooney, Thomas C. Sullivan and Joseph P. Viviano
---------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graphs set forth on page 13 shall not be incorporated by reference into any such filings.

              CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

     The Company, through a wholly owned subsidiary, provides certain services in the ordinary course of business to Rust-Oleum Corporation, a subsidiary of RPM, Inc. Mr. Thomas C. Sullivan, a Director of the Company, is the Chairman and Chief Executive Officer of RPM, Inc. During the year ended December 31, 1998, Rust-Oleum Corporation paid $129,074 for such services which were provided on terms, conditions, and prices competitive with those offered to other purchasers of such services.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for 1998 were Patrick W. Rooney, Thomas C. Sullivan, and Joseph P. Viviano, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company serves as a Director or as a member of a Committee of any company of which any of the Company's Directors are executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER INFORMATION

     The following table shows, for the fiscal years ended December 31, 1996, 1997 and 1998, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated Executive Officers, including Don R. Graber, the Chairman, President and Chief Executive Officer of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                 ----------------------------------
                                      ANNUAL COMPENSATION                AWARDS           PAYOUTS
                                 ------------------------------  ----------------------  ----------
                                                        OTHER                   NUMBER                  ALL
                                                       ANNUAL    RESTRICTED       OF                   OTHER
        NAME AND                                       COMPEN-      STOCK      OPTIONS/     LTIP      COMPEN-
   PRINCIPAL POSITION      YEAR  SALARY(1)  BONUS(1)  SATION(2)  AWARD(S)(3)   SARS(5)   PAYOUTS(6)  SATION(7)
-------------------------  ----  ---------  --------  ---------  -----------   --------  ----------  ---------
Don R. Graber              1998  $519,236   $311,600   $13,186    $ 94,380      155,000   $ 131,611   $22,838
  Chairman of the Board    1997   407,693    396,000     5,073     111,916            0      66,667    16,321
  President and Chief      1996   164,616    300,000    50,971     922,500(4)   100,000           0     4,292
  Executive Officer

Thomas A. Frederick        1998   202,442     71,525     8,841      13,147       13,000      32,155     9,887
  Vice President-          1997   181,692    105,750     2,578      41,594       12,503      18,841    15,222
  Finance, Chief           1996   159,769     87,000     2,039           0       13,449       8,458    14,068
  Financial Officer and
  Treasurer

Stanley H. Davis           1998   184,469     64,600     1,427           0       10,000      22,093     8,107
  Vice President-          1997    77,404     90,675    41,456           0       11,516      10,208     1,548
  Human Resources and      1996        --         --        --          --           --          --        --
  Organization
  Development

Nancy A. Michaud           1998   179,254     63,625     2,657      10,340       16,500      29,670     9,363
  Vice President-General   1997   159,692     92,875     2,347      33,670       11,055      17,850    15,370
  Counsel and Secretary    1996   151,462     89,700     1,366           0       11,787       8,750    13,825

Timothy G. Howard          1998   173,388     60,950     3,083      23,016       10,000      28,618     9,602
  Vice President-          1997   158,462     93,600     3,461      63,378       10,792      17,383     8,636
  Controller               1996   149,577     85,200     4,535           0       11,787       8,283    11,966

---------------

(1) "Salary" and "Bonus" include amounts that would have been payable currently, but were deferred at an election of an Executive Officer, such as through the Company's 401(k) Savings Plan.

(2) No perquisites were provided or other personal benefits paid to a Named Executive Officer in 1998 which exceeded the lesser of $50,000 or ten percent of the total annual salary and bonus reported for such Named Executive Officer.

(3) The 1998 Restricted Share Plan replaces a portion of the cash retirement benefits accrued under the Company's Supplemental/Excess Benefit Plan (the "Benefit Plan") with the Company's Common Stock granted as restricted shares. The Benefit Plan provides that each recipient will be entitled to an annual grant of restricted shares in an amount having a fair market value equal to one-half of the total dollar amount of such recipient's then accrued and unfunded benefit under the Benefit Plan as determined by the Company's actuary. There were a total of 9,058 restricted shares awarded to Named Executive Officers on June 10, 1998, which vest, following a six month period upon the earlier of death, disability, retirement or vesting under the Company's Benefit Plan in accordance with the terms of the 1998 Restricted Share Plan and which have a value, in the aggregate at December 31, 1998 of $140,883. Dividends will be paid on the restricted stock from date of grant for all the grants made in 1998.

(4) Upon acceptance of employment with the Company, Mr. Graber was awarded a restricted share grant of 90,000 shares of Common Stock at a purchase price of $1.00 per share. The value of the restricted shares, as of December 31, 1998 was $1,485,000. When the restricted shares are exercisable and Mr. Graber subscribes for them, dividends will be paid on the subscribed shares.

(5) These numbers represent options for shares of the Company's Common Stock granted pursuant to the Company's 1988 Stock Option Plan and Restricted Share Plan and the 1998 Key Employee Stock Plan. See next table labeled "Option Grants in Last Fiscal Year" for more detailed information on such options.

(6) Long Term Incentive Pay consists of amounts paid to each of the Named Executive Officers under the Company's Long-Term Incentive Plan discussed later in this Proxy Statement under the table labeled "Long Term Incentive Plans."

(7) "All Other Compensation" includes (i) Company contributions to the Company's 401(k) Savings Plan in the amount of $3,200 for Don R. Graber, Thomas A. Frederick, Stanley H. Davis, Nancy A. Michaud, and Timothy G. Howard to match 1998 pre-tax elective deferral contributions (included under "Salary" and "Bonus") made by each Named Executive Officer to such plan; (ii) accrued interest of $146, $363, $715 (being interest earned in excess of 120 percent of the applicable federal long term rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended), by Thomas A. Frederick, Nancy A. Michaud, and Timothy G. Howard, respectively, on the Company's Capital Accumulation Plan (Timothy G. Howard deferred salary in 1986, and Thomas A. Frederick and Nancy A. Michaud deferred salary in 1987 pursuant to such plan); and (iii) the principal amounts of $19,638, $6,541, $4,907, $5,800, and $5,687 credited by the Company for Don R. Graber, Thomas A. Frederick, Stanley H. Davis, Nancy A. Michaud, and Timothy G. Howard, respectively, pursuant to the Company's Special Deferred Compensation Agreements. Refer to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" later in this Proxy Statement for descriptions of such special deferred compensation agreements.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1998 Key Employee Stock Plan ("1998 Plan") to the Named Executive Officers for the year ended December 31, 1998, all of which are reflected in the Company's Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                                       ----------------------
                                          % OF                                 POTENTIAL REALIZABLE VALUE
                            NUMBER       TOTAL                                  AT ASSUMED ANNUAL RATES
                              OF        OPTIONS                                      OF STOCK PRICE
                          SECURITIES   GRANTED TO   EXERCISE                       APPRECIATION RATES
                          UNDERLYING   EMPLOYEES     OR BASE                       FOR OPTION TERM(4)
                           OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ------------------------------
          NAME            GRANTED(1)      YEAR      SHARE(2)       DATE       0%        5%          10%
          ----            ----------   ----------   ---------   ----------   ----   ----------   ----------
Don R. Graber...........   155,000       31.59%      $18.25(3)    06-29-08      0   $1,778,986   $4,508,299
Thomas A. Frederick.....    13,000        2.65%      15.00(3)     12-10-08      0      122,634      310,780
Stanley H. Davis........    10,000        2.04%      15.00(3)     12-10-08      0       94,334      239,061
Nancy A. Michaud........    16,500        3.36%      15.00(3)     12-10-08      0      155,651      394,451
Timothy G. Howard.......    10,000        2.04%      15.00(3)     12-10-08      0       94,334      239,061

---------------

(1) The options were granted pursuant to the Company's 1998 Plan which was approved by the Shareholders. All options granted under the 1998 Plan in 1998 are non-qualified stock options. No stock appreciation rights were granted under the 1998 Plan in 1998.

(2) Upon a change in control (as defined in the 1998 Plan), all options then outstanding become fully and immediately exercisable and the then outstanding option of an employee whose employment is terminated, except for cause, within twenty-four months of such change in control, or if more than one of the events leading to a change in control occurs, then within twenty-four months after the last event to occur, shall remain exercisable for three months from the date of such termination, but not after the expiration of the exercise period. Those employees who terminate employment due to disability or retirement may exercise non-qualified stock options after such termination of employment until five years after such retirement or disability. Under the 1998 Plan, upon the death of an employee or a retired or disabled former employee, all options under the 1998 Plan shall remain exercisable for six months following the date of death. Except as set forth above, upon termination of employment, all options terminate.

(3) For the grant of options to Don R. Graber, the Common Stock closing market price on date of grant was $18.25. For the grant of options to the other Named Executive Officers, the Common Stock closing market price on date of grant was $15.00. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of delivery or by a combination of cash and Common Stock. The options become exercisable ratably over a four-year period beginning in 1999.

(4)For the grant of options to Don R. Graber, the options are calculated on option terms of ten years beginning June 29, 1998 through June 29, 2008. For the grant of options to the other Named Executive Officers, the options are calculated on option terms of ten years beginning December 10, 1998 through December 10, 2008. The dollar amounts under these columns are the result of calculations at the zero percent, the five percent and the ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended December 31, 1998, and unexercised options held as of December 31, 1998:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      NUMBER OF     VALUE REALIZED      OPTIONS AT FISCAL YEAR-        IN-THE-MONEY OPTIONS
                                       SHARES      (MARKET PRICE AT             END(1)               AT FISCAL YEAR-END(1)(2)
                                      ACQUIRED      EXERCISE LESS     ---------------------------   ---------------------------
               NAME                  ON EXERCISE   EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------   ----------------   -----------   -------------   -----------   -------------
Don R. Graber......................         0          $     0          126,666        218,334      $1,279,997      $640,004
Thomas A. Frederick................         0                0           29,741         41,954          80,090       116,337
Stanley H. Davis...................         0                0            4,129         22,387           8,173        39,518
Nancy A. Michaud...................         0                0           24,408         42,537          63,854       113,748
Timothy G. Howard..................      4950           31,871           36,829         36,008         111,380       104,344

---------------

(1) The number of unexercised options includes options granted under the Company's 1988 Stock Option Plan and Restricted Share Plan (the "1988 Plan") and the Company's 1998 Plan. No SARs were issued or outstanding as of December 31, 1998 under the 1988 Plan or 1998 Plan.

(2) The value of "in-the-money" options is calculated on a per share basis as the amount by which the fair market value of a share of the underlying Common Stock represented by an option exceeds, as of December 31, 1998, the per share exercise price of the option.

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made to the Named Executive Officers during the last fiscal year under the Company's Long-Term Incentive Plan ("LTIP"). Payments made under the LTIP in the year ended December 31, 1998 are included in the Summary Compensation Table.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                              NUMBER OF SHARES,       PERFORMANCE OR          NON-STOCK PRICED BASE PLAN
                                    UNITS           OTHER PERIOD UNTIL     --------------------------------
            NAME                OTHER RIGHTS       MATURATION OR PAYOUT    THRESHOLD    TARGET     MAXIMUM
            ----              -----------------   -----------------------  ---------   ---------   --------
Don R. Graber...............         (1)          3 years ending 12/31/01  $132,500    $265,000    $530,000
Thomas A. Frederick.........         (1)          3 years ending 12/31/01    25,175      50,350     100,700
Stanley H. Davis............         (1)          3 years ending 12/31/01    23,188      46,375      92,750
Nancy A. Michaud............         (1)          3 years ending 12/31/01    22,260      44,520      89,040
Timothy G. Howard...........         (1)          3 years ending 12/31/01    21,730      43,460      86,920

---------------

(1) Awards earned under the Company's 1999 Long-Term Incentive Plan ("Plan") cycle are payable during the year following the end of a three-year award cycle in 2002. For the Named Executive Officers, the Plan is based one-third on earnings per share, one-third on return on net assets, and one-third on total shareholder return over the performance period compared to targets approved by the Compensation Committee at the beginning of the performance period.

PERFORMANCE GRAPHS

     Set forth below are two line graphs comparing the yearly percentage change in the Company's cumulative total Shareholder return on its Common Stock with the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Leisure Time Products Index ("Leisure Index"). The first performance graph is for the five-year period and the second performance graph is for the three year period, both ended December 31, 1998:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          HUFFY CORPORATION, S&P 500, AND LEISURE TIME PRODUCTS INDEX*

                                                          HUFFY                      S&P 500                  LEISURE INDEX
                                                          -----                      -------                  -------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    82.93                      101.29                       98.80
'1995'                                                    57.90                      138.88                      131.71
'1996'                                                    84.21                      170.38                      165.29
'1997'                                                    81.11                      226.74                      216.27
'1998'                                                   101.12                      290.92                      169.88

* Assumes $100 invested on December 31, 1993 in Company Common Stock, the S&P 500 and the Leisure Time Products Index and the reinvestment of dividends.

     For the three year period beginning December 31, 1995 through December 31, 1998, Total Shareholder Return was 174 percent contrasting favorably to the return reflected on the performance graph for the five year period beginning December 31, 1993. This dramatic improvement in Total Shareholder Return is the result of corporate strategies which were implemented beginning in 1995.

                COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN
         HUFFY CORPORATION, S&P 500, AND LEISURE TIME PRODUCTS INDEX**

                                                          HUFFY                      S&P 500                  LEISURE INDEX
                                                          -----                      -------                  -------------
'1995'                                                   100.00                      100.00                      100.00
'1996'                                                   145.34                      122.68                      125.50
'1997'                                                   139.87                      163.26                      164.21
'1998'                                                   174.41                      209.48                      128.98

** Assumes $100 invested on December 31, 1995 in Company Common Stock, the S&P
   500 and the Leisure Time Products Index and the reinvestment of dividends.

PENSION PLAN TABLE

     The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a defined benefit pension plan which provides benefits to salaried employees not otherwise covered under another pension plan of the Company. The following table shows the estimated annual benefits (assuming payments made on the normal life annuity with 12 months certain) payable upon retirement at age 65 to an employee in specified compensation and years of service classifications.(1)

                                   YEARS OF SERVICE
               ---------------------------------------------------------
COMPENSATION      15          20          25          30          35
------------   ---------   ---------   ---------   ---------   ---------
 $  100,000    $ 20,881    $ 27,008    $ 33,135    $ 39,262    $ 39,262
    250,000      54,631      72,008      89,385     106,762     106,762
    500,000     110,881     147,008     183,135     219,262     219,262
    750,000     167,131     222,008     276,885     331,762     331,762
  1,000,000     223,381     297,008     370,635     444,262     444,262
  1,250,000     279,631     372,008     464,385     556,762     556,762
  1,500,000     335,881     447,008     558,135     669,262     669,262

---------------

(1) The Internal Revenue Code of 1986, as amended (the "Code"), places certain limitations on the annual pension benefits which can be paid from the Retirement Plan. Such limitations are not reflected in the table. This table reflects the total aggregate benefits payable annually upon retirement represented by the combination of benefits under the Retirement Plan, the Restricted Share Plan, and the Company's Supplemental/Excess Benefit Plan ("Benefit Plan"), which is discussed below. The Benefit Plan requires an offset of one-half of the Social Security primary insurance amount ("PIA"), and such amount has been deducted from the figures in the table. ThePIA amount used in developing the above figures is $16,476. Thus, the offset is $8,238 for a person with 30 or more years of service.

     Monthly benefits upon normal retirement (age 65) are the sum of (i) 0.9 percent of final average monthly compensation (as defined under the Retirement Plan to include salary, incentive compensation, commissions and overtime pay and based upon the highest three consecutive years in the last ten) up to the monthly Social Security Covered Compensation Amount, plus 1.3 percent of the amount by which final average monthly compensation exceeds the monthly Social Security Covered Compensation Amount, times years of service (to a maximum of 30 years) and (ii) .075 percent of final average monthly compensation (to a maximum of $4,166.67) times years of service (to a maximum of 20 years). Additional provisions for early retirement are included. Mr. Graber has 8 years of credited service, Mr. Frederick has 12 years of credited service, Mr. Davis has 1 year of credited service, Ms. Michaud has 12 years of credited service, and Mr. Howard has 25 years of credited service.

     The Company has established the Benefit Plan which provides additional benefits to participants in the Retirement Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code and Section 2004 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under the Benefit Plan, Executive Officers and certain key employees will receive at the same time and in the same form as benefits paid under the Retirement Plan, additional benefits in a monthly amount which, when added to the benefits paid to the participant under the Retirement Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code and ERISA to the extent such limitations apply, and the amount by which the sum of 45 percent of final average monthly compensation (as defined under the Benefit Plan to include salary and bonus and based upon the highest three years in the last ten) less 50 percent of the monthly PIA payable under Social Security, with the difference prorated for less than 30 years of service, plus $2,500 per year, exceeds benefits payable only under the Retirement Plan, less the portion of such participant's benefit which has been replaced by benefits under the Restricted Share Plan, as described in footnote 3 to the Summary Compensation Table. The Benefit Plan also provides that Executive Officers and certain key employees will be provided benefits beginning at age 58, in an amount equal to such participants' then accrued benefits without actuarial reduction for early commencement in the event of (i) a "change-in-control" of the Company, as defined in the Benefit Plan, and (ii) subsequent termination of employment. Except as noted in the preceding sentence, benefits under the Benefit Plan will be reduced to an actuarial equivalent to reflect early distribution in the same manner as benefits under the Retirement Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts between the Company and any Executive Officers of the Company.

     The Named Executive Officers and certain other key employees of the Company each have a Special Deferred Compensation Agreement pursuant to which on each January 1 the Company credits to an account for such employee an amount equal to two percent of the aggregate of the base salary paid in the preceding calendar year and bonus paid or credited to such employee under the Profit Sharing Bonus Plan for preceding calendar year results. The aggregate amount in such account is to be paid to the employee, subject to certain forfeitures, following termination of employment. Such amounts for calendar year 1998 have been included in the Summary Compensation Table.

     Named Executive Officers, except for Don R. Graber and Stanley H. Davis, have deferred compensation and receive benefits under the Company's Capital Accumulation Plan (the "Capital Accumulation Plan") adopted in 1985. No current compensation is being deferred by Named Executive Officers under the Capital Accumulation Plan. Based upon the amount of such compensation deferred in 1985, 1986, and 1987, the Company has agreed to pay certain annual amounts generally beginning at age 65 or upon retirement, whichever occurs later, to each such participant or to designated beneficiaries upon such participant's death after retirement, until such participant reaches (or would have reached) age 80. These annual amortized amounts will be calculated on the basis of attributing from 19 to 24 percent per annum interest to the deferrals. A lump sum benefit equal to any remaining balance of deferred amounts, with annual interest at the rate noted below, will be paid in lieu of any annual benefits if (i) a participant terminates employment with the Company other than by death or disability prior to retirement (10 percent interest) or the Company terminates the participant's employment for certain reasons other than cause or competing with the Company (20 percent interest); (ii) a participant dies prior to retirement (20 percent interest); or (iii) the Capital Accumulation Plan is terminated by the Company because a change in federal or state laws, or judicial or administrative interpretation thereof, has materially affected its cost to the Company (20 percent interest). The Company will make supplemental pension payments to persons participating in the Capital Accumulation Plan to the extent pension benefits are reduced due to participation in such plan. Distributions made and interest accrued in excess of 120 percent of the applicable federal long term interest rate provided under Section 1274(d) of the Code for the benefit of the Named Executive Officers have been included in the Summary Compensation Table.

     The Named Executive Officers have each entered into a severance agreement with the Company pursuant to which the Company has agreed to provide an irrevocable letter of credit from a commercial bank (or to fund an escrow account if such letter of credit cannot be promptly issued) in the event a change-in-control (as defined in the agreements) of the Company is threatened. The letter of credit is to be for an amount equal to three times the sum of each such person's current annual salary, bonus award at the target level, and long-term incentive compensation plan award at the target level, plus two times the Company's cost of current benefits for three years (unless the Company agrees to provide the same), and a gross up amount for applicable excise taxes, if any. In addition, such Officers will be vested in and receive thirty-six months of credited service under the Benefit Plan. If the employment of said person terminates, for any reason other than disability, retirement or death, within two years after a change-in-control of the Company occurs, the person or the person's beneficiaries shall be entitled to the above described amount in a lump sum payment. If proper demand for such payment is not made within two years from the date of the change-in-control event, the Company may terminate the letter of credit or withdraw the funds in the escrow account. If such person's employment is terminated prior to the occurrence of a change in control of the Company, payment under the severance agreement is forfeited.

     In connection with his acceptance of employment with the Company, Don R. Graber entered into an agreement, dated June 11, 1996, as amended, whereby he may receive an annual pension benefit of $115,000 per year beginning at age 57 if during his first three years of employment he is involuntarily terminated or an annual pension benefit of $169,118 per year beginning at age 65 if during his first three years of employment he should become totally and permanently disabled.

     Generally, a "change-of-control" or "change-in-control", with respect to the above-referenced plans and agreements, is the acquisition by another person or persons other than directly from the Company of more than 20 percent of the Company's outstanding shares of Common Stock; a merger, consolidation or other combination of the Company with one or more corporations as a result of which more than 49 percent of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations other than the Company; a tender offer for, or a request for invitations for the tender of, shares of Common Stock of the Company by any person; or the election to the Board of Directors of the Company by the Shareholders of two or more persons not nominated as candidates for the Board of Directors in proxy statements furnished during such period on behalf of the Board of Directors of the Company.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of KPMG LLP as independent public accountants for the Company for calendar year 1999, subject to ratification by the Shareholders and any future contingencies that may require reconsideration. The firm of KPMG LLP has served as independent public accountants for the Company since 1962. The Board of Directors recommends ratification of this appointment although it is not required by law. One or more members of KPMG LLP will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and to respond to such appropriate questions as may be asked by Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. The proposal to ratify the appointment of KPMG LLP requires the affirmative vote of the holders of the majority of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy.

                              SHAREHOLDER PROPOSAL

     Franklin Research & Development, 711 Atlantic Avenue, Boston, Massachusetts 02111, submitted the following proposal on behalf of Margaret Seeger, beneficial owner of 256 shares of Huffy Corporation Common Stock:

                      "A SHAREHOLDER RESOLUTION CONCERNING
                             EXECUTIVE COMPENSATION

     WHEREAS, in June 1998 Huffy announced the closing of its Celina Ohio bicycle factory, forcing the layoff of more than 1,000 workers many of whom had more than 20 years service to our company. This plant, one of the most efficient bicycle factories in the world, was a model of positive labor relations: in 1995, the plant's workers agreed to 20% pay cuts to help reduce the company's operating costs. In announcing the plant's closing management cited the ability to lower costs further by moving jobs to lower-wage workers in Missouri and Mexico;

     WHEREAS, while Huffy's leaders have been focusing on cutting costs on the factory floor, they have not focused similar attention on containing costs in the executive suite or in the Boardroom. In 1997, the six named officers in last year's proxy statement enjoyed increases in salary and bonus of almost 23%. Even excluding the additional costs entailed in the change in CEO, the remaining four officers saw their 1997 salary and bonuses rise more than 11%, more than twice the increase seen by the average

     Huffy employee. Only two months prior to the plant closing announcement, Huffy's Board voted itself an 18.4% increase in their annual retainer fee (to $22,500). During 1997, Huffy's shareholders experienced a total return loss on their investment of -3.7%, compared to the company's self-defined peer groups, the S&P 500 and the Leisure Time Products indices which rose 33% and 29.9% respectively;

     WHEREAS, during the short-term (one year) and long-term (five year) periods ending October 31, 1998, Huffy stock price has under performed its self-defined industry peer groups;

     WHEREAS, the widening gap between Huffy's executives and the company's average workers as well as Huffy's inability to contain executive compensation costs is part of a broader national trend. In 1997, U.S. CEOs earned an average 326 times the average factory workers' pay, a dramatic rise from the 42 times reported in 1980;

     WHEREAS, growing research on effective organizations stresses the importance of empowering front-line workers, a goal undermined by compensation policies that reward top executives at the expense of workers closest to the customers and production;

     WHEREAS, business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps within enterprises and called for limits on executive pay based on multiples of worker compensation;

     THEREFORE, BE IT RESOLVED, that shareholders urge the Board of directors to address the issue of runaway remuneration of CEOs and the widening gap between highest and lowest paid workers. In so doing, shareholders request the company publish a report listing the ratio between total CEO compensation (including the value of stock options) and compensation for the average Huffy worker (including the value of stock options) for each of the last ten years. The report, published at reasonable cost and omitting proprietary information, should be made available to all shareholders no later than September 30, 1999."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. The Compensation Committee has always and continues to perform an analysis of Chief Executive Officer and Officer compensation relative to the Company's financial performance and competitive comparable positions (see Report of Compensation Committee, pages 7 to 9 in this Proxy Statement).

     The Compensation Committee's regular practice is to review annually with an outside consultant the executive compensation program from a number of perspectives including competitive analysis of pay level, linkage of program design to results of operations, strategic goals, and consistency with compensation trends. These considerations helped to shape the design of various aspects of the 1998 compensation program and were important factors in the 1998 compensation awards to the Chairman, President and Chief Executive Officer.

     It is important to note the following:

     - In 1995 and 1996, Corporate Officer salaries were "frozen" for 18 months.

     - In 1996, EPS from continuing operations increased 212% over 1995; in 1997 EPS increased 63% over 1996; and in 1998 EPS increased 28% over 1997.

     - In 1998, the Corporate Officer staff was reduced in size from seven to five, reducing aggregate Officer base salary paid in 1998 by 21% over 1997.

     The Company believes that the proxy disclosure process already provides an opportunity for shareholders to become informed of and express concerns about compensation matters. This process requires detailed and highly specific descriptions of compensation matters and, in fact, 61% of the total number of pages of this Proxy Statement relate to compensation. Consequently, Management believes that the time, effort and cost to produce the report requested is not justified.

     ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The affirmative vote of a majority of shares participating in the voting on this pro-posal is required for adoption of this proposal. Proxies will be voted AGAINST the proposal unless instructed otherwise. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                                 OTHER MATTERS

     Proposals of Shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company by November 5, 1999 for inclusion in the Company's Proxy Statement and proxy relating to the 2000 Annual Meeting of Shareholders.

     The Company may use its discretion in voting proxies with respect to shareholder proposals not included in the Proxy Statement for the fiscal year ended December 31, 1999, unless the Company receives notice of such proposals prior to January 20, 2000.

     The Board of Directors does not intend to present to the meeting any matters other than those mentioned herein. It does not know of anything that will be presented by other parties, other than those mentioned herein. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon according to their discretion and best judgment.

                                            By order of the Board of Directors

                                            /s/ Nancy A. Michaud
                                            Nancy A. Michaud
                                            Secretary

Dayton, Ohio
March 5, 1999

                                     NOTES

P
R
O
X
Y
                              HUFFY CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

              FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 22, 1999


The undersigned hereby appoints Don R. Graber, Linda B. Keene, and Thomas C. Sullivan, and each of them, his or her proxies, with power of substitution, to vote all shares of Common Stock of HUFFY CORPORATION, an Ohio corporation, which he or she may be entitled to vote at the Annual Meeting of Shareholders of said Corporation to be held April 22, 1999, and at any adjournment(s) thereof, on the following matters, all of which are described in the Proxy Statement, receipt of which is hereby acknowledged:

                       ELECTION OF DIRECTORS, NOMINEES
                         (For a term of three years)
                               Jack D. Michaels
                               James F. Robeson
                              Patrick W. Rooney

This proxy will be voted as directed. If no choice is specified, this proxy will be voted (A) FOR the nominated Directors, (B) FOR the appointment of auditors, and (C) AGAINST the shareholder proposal. Except for the matters listed on the reverse side of this card, the Board of Directors at present knows of no business other than of a routine nature to be brought before the meeting. If any other business is brought before the meeting, this proxy will be voted according to the appointed proxies' discretion and best judgment. If cumulative voting is elected for the election of Directors, votes cast pursuant to this proxy will be distributed among the above nominees at the discretion of said proxies.

                                                                     SEE REVERSE
                                                                     SIDE

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                                  DETACH CARD


                                     [MAP]








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DIRECTIONS TO SINCLAIR CENTER

- Take the Third Street exit 53A off of I-75 (northbound or Southbound)
- Turn right on Perry Street
- Right on Fourth Street then right into the underground parking in the Sinclair Center.
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

                                HUFFY CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]
                                                     For Withheld For All
Your Board of Directors recommends                   All    All    Except     Your Board of Directors recommends
a vote FOR the following:                            [ ]    [ ]     [ ]       a vote AGAINST the following
                                                                                                                For  Against Abstain
1.  Election of Directors:                                                    3. Shareholder Proposal 1.        [ ]    [ ]     [ ]
    Nominees: Jack D. Michaels, James F. Robeson,
    and Patrick W. Rooney
___________________________________________________
(Except nominees written above)
                                                      For   Against Abstain
2.  Ratification of appointment of KPMG LLP as        [ ]    [ ]     [ ]
    independent public accountants for 1999.
                                                      Will Attend Annual Meeting          [ ]

                                                      Please indicate number attending: ____


                                                      Change of Address                   [ ]

                                                      Mark here for address change and revise
                                                      pre-printed address as necessary.


                                                      Signature(s)______________________Date:________1999

                                                      Signature(s)______________________Date:________1999

                                                      IMPORTANT: PLEASE SIGN AND RETURN PROMPTLY. Please
                                                      sign exactly as name appears. If signing in fiduciary
                                                      or representative capacity, please give full title as
                                                      such. If shares are registered in more than one name,
                                                      all holders must sign. If signature is for a
                                                      corporation, the handwritten signature and title of
                                                      an authorized officer is required, together with the
                                                      full corporate name.

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                            - FOLD AND DETACH HERE -

                               HUFFY CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS



                                ADMISSION TICKET

                                 April 22, 1999
                          Frederick C. Smith Auditorium
                      Sinclair Community College, Bldg. 12
                              444 W. Third Street
                               Dayton, Ohio 45402


If you plan to attend the meeting, please check the box above and indicate the number attending on the proxy form above. Please detach this card and bring it with you to the meeting for presentation at the meeting.